Exhibit A
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February 15, 2005

Piper Jaffray & Co.
Banc of America Securities LLC
         As Representatives of the Several Underwriters
c/o Piper Jaffray & Co.
800 Nicollet Mall
Minneapolis, MN 55402

Re: ev3 Inc. (as the successor to the merger of ev3 LLC with and into ev3 Inc., the "Company")
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Ladies and Gentlemen:

     The undersigned is, or will immediately prior to the Offering (as defined below) be, an owner of record or the beneficial owner of certain shares of common stock of the Company ("Common Stock") or securities convertible into or exchangeable or exercisable for Common Stock. The Company proposes to carry out an initial public offering of Common Stock (the "Offering") for which you will act as the representatives of the underwriters. The undersigned recognizes that the Offering will be of benefit to the undersigned and will benefit the Company by, among other things, raising additional capital for its operations. The undersigned acknowledges that you and the other underwriters are relying on this letter in carrying out the Offering and in entering into underwriting arrangements with the Company with respect to the Offering.

     In consideration of the foregoing, the undersigned hereby agrees that the undersigned will not, without the prior written consent of Piper Jaffray & Co. and Banc of America Securities LLC (which consent may be withheld in their sole discretion), directly or indirectly, sell, offer, contract or grant any option to sell (including, without limitation, any short sale), pledge (including margin stock), transfer, establish an open "put equivalent position" within the meaning of Rule 16a-1(h) under the Securities Exchange Act of 1934, as amended, or otherwise dispose of or transfer, or commence the offering of, any shares of Common Stock, options or warrants to acquire shares of Common Stock, or securities exchangeable or exercisable for or convertible into shares of Common Stock currently or hereafter owned either of record or beneficially by the undersigned, or publicly announce an intention to do any of the foregoing, for a period commencing on the date hereof and continuing through the close of trading on the date 180 days after the date of the final prospectus relating to the Offering (the "Prospectus"). If (i) the Company issues an earnings release or material news, or a material event relating to the Company occurs, during the last 17 days of the lock-up period, or (ii) prior to the expiration of the lock-up period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the lock-up period, then, in each case, the restrictions imposed by this agreement shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event. The foregoing sentences shall not apply to (i) the transfer of any or all of the shares of Common Stock, stock options or warrants owned by the undersigned, either during the undersigned's lifetime or on death, by gift, will or intestate succession to any member of the immediate family of the undersigned or transfers to a trust the beneficiaries of which are exclusively the undersigned and/or a member or members of the undersigned's immediate family, (ii) sales, dispositions or other transfers

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to members of the undersigned's family or affiliates of the undersigned, including its partners (if a partnership) or its members (if a limited liability company) or (iii) transfers to the underwriters pursuant to the Offering and the Underwriting Agreement; provided, however, that in any transfer made pursuant to clause (i) or (ii) it shall be a condition to such transfer that the transferee executes and delivers to Piper Jaffray & Co. and Banc of America Securities LLC an agreement stating that the transferee is receiving and holding the Common Stock subject to the provisions of this letter agreement, and there shall be no further transfer of such Common Stock except in accordance with this letter.

     The undersigned hereby acknowledges and agrees that written notice of any extension of the lock-up period pursuant to the previous paragraph will be delivered by Piper Jaffray & Co. and Banc of America Securities LLC to the Company (in accordance with the notice provision in the Underwriting Agreement) and that any such notice properly delivered will be deemed to have been given to, and received by, the undersigned. The undersigned further agrees that, prior to engaging in any transaction or taking any other action that is subject to the terms of this letter agreement during the period from the date of this letter agreement to and including the 34th day following the expiration of the initial 180-day lock-up period, it will give notice thereof to the Company and will not consummate such transaction or take any such action unless it has received written confirmation from the Company that the lock-up period (as may have been extended pursuant to the previous paragraph) has expired.

     The undersigned also agrees and consents to the entry of stop transfer instructions with the Company's transfer agent and registrar against the transfer of shares of Common Stock or securities convertible into or exchangeable or exercisable for Common Stock held by the undersigned except in compliance with the foregoing restrictions.

     With respect to the Offering only, the undersigned waives any registration rights relating to registration under the Securities Act of 1933, as amended, of any Common Stock owned either of record or beneficially by the undersigned, including any rights to receive notice of the Offering. In addition, during the period through the close of trading on the date 180 days after the date of the Prospectus, as such 180-day period may be extended pursuant to the second paragraph of this letter agreement, the undersigned will not make any demand for, or exercise any right with respect to, the registration of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock without the prior written consent of Piper Jaffray & Co. and Banc of America Securities LLC (which consent may be withheld in their sole discretion).

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     This agreement is irrevocable and will be binding on the undersigned and the respective successors, heirs, personal representatives and assigns of the undersigned. This agreement shall automatically terminate upon the earliest to occur, if any, of: (a) either Piper Jaffray & Co. and Banc of America Securities LLC, on the one hand, or the Company, on the other hand, advising the other in writing, prior to the execution of the Underwriting Agreement, that it has determined not to proceed with the Offering, (b) termination of the Underwriting Agreement entered into between the Company, the underwriters and certain of the Company's stockholders before the sale of any Common Stock to the underwriters or (c) December 31, 2005, in the event that the registration statement has not been declared effective by that date.

Warburg, Pincus Equity Partners, L.P.

By:  Warburg Pincus & Co., General Partner
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                Printed Name of Holder

    /s/ Elizabeth H. Weatherman
By: --------------------------------------------------
                    Signature

   Elizabeth H. Weatherman as Partner of Warburg Pincus & Co.
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             Printed Name of Person Signing

(and indicate capacity of person signing if signing as custodian, trustee, or on behalf of an entity)


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